Exhibit 99.1

FOR IMMEDIATE RELEASE:

MedCAREERS GROUP, Inc.

 Agrees To Acquire Workabroad.com

Atlanta, GA – March 2, 2010 — MedCAREERS GROUP, Inc. (the “Company”) (OTCBB: MCGI) today announced that it has reached an agreement to acquire the domain name workabroad.com.  Workabroad.com is currently a portal for a variety of job related postings that focuses on international opportunities for job seekers who live outside of the United States.

The transaction is scheduled to close as soon as the definitive legal documentation is prepared and due diligence is completed, which is expected to be no longer than 30 days from today.  The acquisition of workabroad.com is an asset purchase and no employees will be added to the Company as a result of the transaction.

MedCAREERS GROUP CEO Bryan Crutchfield commented on the transaction:  “Workabroad.com is a tremendous domain name for furthering our strategy of providing information to and facilitating the life and careers of healthcare professionals.  There are a number of international healthcare professionals that currently visit workabroad.com and we intend to expand the offerings on the website to further meet the needs of these people.  I believe that the international scope of workabroad.com will work well with MedCAREERS.com, which we announced in our press release on February 26, 2010.”

About MedCAREERS GROUP, Inc.:

MedCAREERS GROUP  (www.medcareersgroup.com) mission is to become a leader in the healthcare career arena with a focus on the healthcare professional.  MedCAREERS Group’s goal is to build itself into a complete resource for the healthcare professional with an emphasis and understanding of what healthcare professionals need as a resource to assist them in maximizing their careers.  MedCAREERS Group aims to be the "go to" place for the healthcare professional community.  MedCAREERS Group intends to offers easy, comprehensive solutions and information that is exclusively healthcare related.

This press release may contain forward-looking statements, including information about management’s view of the Company’s future expectations, plans and prospects, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 (the “Act”). In particular, when used in the preceding discussion, the words "believes," "expects," "intends," "plans," "anticipates," or "may," and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act, and are subject to the safe harbor created by the Act. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, which may cause the results of the Company, and concepts to be materially different than those expressed or implied in such statements. These risk factors and others are included from time to time in documents the Company files with the Securities and Exchange Commission, including but not limited to, its Form 10-Ks, Form 10-Qs and Form 8-Ks. Other unknown or unpredictable factors also could have material adverse effects on the Company’s future results. The forward-looking statements included in this press release are made only as of the date hereof. The Company cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, the Company undertakes no obligation to update these statements after the date of this release, except as required by law, and also takes no obligation to update or correct information prepared by third parties that are not paid for by the Company.

Company & Investor Relations Contact:

Investor Relations Department
1-866-472-7781
ir@medcareersgroup.com
www.medcareersgroup.com